Exhibit 10.18
IOWA INTERSTATE RAILROAD, LTD.
INDUSTRIAL TRACK AGREEMENT
THIS AGREEMENT, made and entered into this 8th day of December 11, 2006 by and between IOWA INTERSTATE RAILROAD, LTD. (hereinafter called the “Company) and CENTRAL IOWA ENERGY. (hereinafter called the “Industry”).
WITNESSETH:
WHEREAS, the Industry desires the maintenance and operation of track to serve the Industry and be located In Newton, Iowa, as illustrated in Exhibit “A” (Industry Track); and
WHEREAS, the Company is willing that said Industry Track shall be maintained and operated upon the terms and conditions herein set forth;
NOW THEREFORE, in consideration of the premises, it is hereby agreed between the parties hereto as follows:
1.	RIGHT OF WAY AND PUBLIC AUTHORITY AND AUTHORITY AND ASSESSMENTS. The Industry shall procure and furnish, without expense to the Company, all necessary right of way, including all necessary authority and permission, public or private, for the maintenance and operation of the Industry Track, and shall pay all compensation and assessments required at any time by any municipality, governmental agency, or person for the privilege of maintaining and operating said track, and all special assessments, taxes and the expense of all requirements in connections with any public improvements, levied or made against, upon, or on account of the Industry Track.

2.	MAINTENANCE. The Industry shall bear and pay the cost and expense of maintenance of that part of the Industry Track extending between point lettered “A” being the point of switch and point lettered “C“ being the end of track, all as shown on said Exhibit “A”. The term “maintenance” as used in this paragraph is intended to and shall include, in addition to repairs, all additions, betterments, and changes to said track, and the removal of snow, ice, weeds, and other obstructions therefrom. The necessity for such maintenance shall be determined by the Company. In addition, the Company reserves the right to install, maintain, and operate such derails, signals, and other safety devices (wheresoever located) and to employ such flagmen or other employees, as in its judgement may be necessary to safe operation of said track, or as may be required by public authority, and the Industry agrees to pay to the Company the cost and expense thereof.

3.	CHANGES AND ADDITIONS. The Company shall bear and pay the cost and expense of all present and future changes in the Industry Track rendered necessary by changes in other tracks, or in the Company’s property, or operating requirements. The Industry shall bear and pay the cost and expense of all present or future changes in or additions to all tracks and property, regardless of the ownership thereof, and also of all construction, made necessary by the maintenance or operation of the Industry Track of any changes thereon. This paragraph shall apply to electrification, track elevation or depressions, and grade separation, as well as any other repairs, additions, betterments, or changes whatsoever.

4.	PAYMENT IN ADVANCE FOR ITEMS TO BE FURNISHED BY THE COMPANY. (Not applicable).

5.	SERVICE. The Company shall, during the period this Agreement is in effect, deliver on the Industry Track all freight in carload lots consigned to the Industry, and shall place thereon cars for loading and unloading of freight in carload lots by the Industry. All such service is to be performed subject to legal requirements and in conformity with rates, rules, and regulations contained in lawfully published tariffs.

6.	OBSTRUCTIONS AND CLEARANCES, CHANGES AND OPERATING RULES. The Industry shall not place, or permit to be placed any equipment, material, structure, pole, or other obstruction, or any excavation within 9.0 feet, on straight track or 10.5 feet on curved track, laterally of the center, or within 23 feet vertically from the top of the rail of the Industry Track. The Company’s knowledge of any obstruction and the Company’s continued operation on said Track shall not constitute a waiver of this covenant. The number of feet of clearance herein specified may be changed by the Company at any time to meet new operating or legal requirements, by giving written notice thereof to the Industry. Within ten (10) days after receipt of such notice, the Industry and Company shall proceed to jointly prepare and file with the applicable government authorities a written application for waiver as to the Industry Track of any such legal requirements. The Industry shall observe and comply with all rules and regulations of the Company concerning the use and operation of the Industry Track and the loading, unloading, and movement of cars thereon.

7.	USE OF THE TRACK. The Company shall have the right to use the Industry Track, or any extension thereof, for any and all purposes which do not unreasonably interfere with service to the Industry.

8.	FIRE INDEMNITY CLAUSE. It is understood that the movement of railroad locomotives involves some risk of fire, and the Industry assumes all responsibility for and agrees to indemnify the Company against loss or damage to property of the Industry or to property upon its premises, arising from fire caused by locomotives operated by the Company on the Industry Track, or in its vicinity for the purpose of serving said Industry.

9.	GENERAL INDEMNITY CLAUSE. The Industry agrees to indemnify and hold harmless the Company for loss, damage, or injury from any act or omission of the Industry, its employees, or agents, to the person or property of the parties hereto and their employees, and to the person or property of any other person or corporation, while on or about the Industry Track; and if any claim or liability other than from fire shall arise from the joint or concurring negligence of both parties hereto, it shall be borne by them equally.

10.	ENVIRONMENTAL AND OCCUPATIONAL INDEMNITY CLAUSE. Notwithstanding anything herein to the contrary, Industry agrees that in the maintenance of the Industry Track, it will comply with applicable laws, including, but not limited to, any laws, standards, regulations, or permit requirements relating to environmental pollution or contamination or to occupational health and safety; and Industry agrees to indemnify and hold harmless the Company any and all claims, demands, lawsuits, or liability for loss, fines, damage, injury, and death and all expenses and costs, including attorneys’ fees, resulting from or arising out of the maintenance of the Industry Track, including any discharge or emission therefrom or for the violation of any law, standard, regulation, or permit requirement relating to environmental pollution or contamination or to occupational health and safety.

11.	END CLEARANCE. In the event any equipment, material, structure, pole, or other article or obstruction shall be placed within fifteen (15) feet of the end of the Industry Track by the Industry, then the Industry hereby assumes all responsibility for and agrees to indemnify the Company against all liability on account of loss or damage to property (except to property of the Company), and injury to or death of any person or persons whatsoever (except employees of the Company), caused by engines, cars, trains, or other equipment running off the end of the Industry Track.

12.	COMPANY MAY TERMINATE. The Company shall have the right, at its option, to terminate this Agreement, discontinue operation over the Industry Track for serving the Industry and thereafter, at any time, at the expense of the Industry and disconnect said Track and take up and remove all or any part thereof owned by the Company (including and restoration of the property upon which same is located to its former condition), if the Industry shall discontinue the use of the Industry Track, shall make any assignment of rights hereunder without the Company’s written consent, shall fail to pay when due any amount owing to the Company under this Agreement, or shall fail or refuse to perform any other obligation hereto, on the part of the Industry to be kept or performed. Additionally, the Company may terminate this Agreement in the event that service upon the Industry Track cannot be continued because of changes in other tracks or in the Company’s operating requirements or because of the sale of Company’s properties upon which the Industry Track or any part thereof or any connection thereto is located.

13.	OWNERSHIP AND PAYMENT OF SALVAGE. The Company shall own Track extending between point lettered “A” and point lettered “B”, located on its right of way, (however, the Industry shall have salvage equity and the Industry shall own track extending between point lettered “B” and point lettered “C”. as shown on said Exhibit “A”). Upon the termination of this Agreement, the Industry shall, at the option of the Company, pay the cost and expense of removing said track owned by the Company and restoring the Company’s tracks and property and public property to the condition in which it would have been had not said track been constructed. (At the election of the Industry, the Company shall pay to the Industry the salvage value of usable material paid for by the Industry in that part of said track owned by the Company (less fifteen percent (15%) thereof to cover transportation and handling) or deliver said material to the Industry, unless the Industry no longer has any equity interest in that part of said Track).

14.	ASSIGNMENT. The Industry shall not assign this Agreement, or any interest therein, without the written consent of the Company. Subject to the above limitation, this Agreement shall be binding upon the respective parties, and their respective heirs, executors, administrators, successors, and assigns.

15.	PERFORMANCE. In the event any of the terms or provisions of this Agreement have been carried out or performed prior to the date o execution hereof, it is understood and agreed that this Agreement shall nevertheless be of the same force and effect as though same had been executed by the parties prior to such performance.

16.	FORCE MAJEURE. The Company shall not be obligated to operate on the Industry Track if it shall be prevented or hindered from doing by acts of God, public authority, strikes, riots, labor disputes, or any cause beyond its control.

17.	INTEREST OF IOWA INTERSTATE RAILROAD, LTD. This Agreement shall inure to the benefit of and be binding upon (i) the parties hereto, (ii) the successors and assigns of the parties herein, including without limitation, Iowa Interstate Railroad, Ltd. (IAIS) and IAIS’s successors and assigns, in recognition that IAIS is the owner of the Industry Track and lines of railroad immediately adjacent to the Industry Track, and (iii) the person, firm, partnership, or corporation other than the Company that may be duly designated by IAIS or future owner of the aforesaid lines of railroad and Industry Track as the one (1) sole operator designated to conduct freight operations over the lines of railroad and the Industry Track.

18.	SUBORDINATION. This Agreement is and shall be subordinate to any mortgage or mortgages which now encumber the Industrial Track; and the Industry agrees to execute and deliver any instruments which may be required to further effect such subordination.

19.	GOVERNING LAW AND PERFORMANCE. This Agreement shall be performed by the Industry in ~~Coralville~~ Newton, ~~Johnson~~ Jasper County, Iowa. In the event the Industry is non-resident of the State of Iowa, said performance of this Agreement shall be deemed as doing business in Iowa, shall be deemed to constitute the appointment of the Secretary of State of Iowa to be said non-resident’s true and lawful attorney upon whom may be served process under Section 617.3 Code of Iowa (1985) and any process or original notice served under said statute shall be of the same legal force and effect as of served personally upon the Industry within the State of Iowa. The parties intend this Agreement to be executed in, and interpreted, construed and enforced in accordance with the laws of the State of Iowa. (24)

20.	LEGAL FEES. In case of any action, claim or any proceeding in which a dispute arises concerning this Agreement, the Industry shall pay all reasonable costs and expenses in connection therewith, including reasonable attorney’s fees incurred by or billed against the Company.

21.	IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year herein above stated.

IOWA INTERSTATE RAILROAD, LTD.

	By	/s/ Patrick H. Sheldon

Vice President Engineering

ATTEST:

/s/ Illegible
Assistant Secretary

CENTRAL IOWA ENERGY.

	By	/s/ Derek Winkel

ATTEST:

	Title	General Manager

/s/ Phil Abels
~~Secretary~~ Operations Manager